FOR IMMEDIATE RELEASE

CNET Networks, Inc. Begins Solicitation of Consents from Holders of
0.75% Senior Convertible Notes Due 2024 and Enters Into a $60.0 Million Credit Agreement with Bank of America, N.A.

SAN FRANCISCO, CALIFORNIA (September 13, 2006)—CNET Networks, Inc. (Nasdaq: CNET) announced today that it has commenced a solicitation of consents from holders of record as of September 12, 2006 of its outstanding $125.0 million principal amount of 0.75% Senior Convertible Notes due 2024 for the amendment and waiver of certain reporting requirements in the indenture for the notes. The amendments and waivers pertain to (i) the company’s previously announced failure to timely file its Quarterly Report on Form 10-Q for the quarter ended June 30, 2006 and certain future filing obligations and (ii) possible delisting of the company’s stock that may result from the company’s hearing with Nasdaq as described below.

The proposed amendments and waivers to the indenture would suspend CNET Networks’ obligations under the indenture to transmit to the trustee under the indenture or the holders of the notes any reports or information CNET Networks is required to file with the Securities and Exchange Commission on or prior to the first anniversary of the closing of the consent solicitation. In addition, the consent solicitation would provide for a waiver of all related defaults under the indenture’s reporting requirements and, solely with respect to consenting holders, a waiver of consenting holders’ rights to tender notes in any mandatory offer by CNET Networks to purchase the notes resulting from the occurrence of any termination of the listing of the company’s common stock on or prior to the first anniversary of the closing of the consent solicitation.

CNET Networks has requested a hearing before the Nasdaq Listing Qualifications Panel in response to the receipt of a Nasdaq Staff Determination notice on Monday, August 14, 2006, stating that the company is not in compliance with Nasdaq Marketplace Rule 4310(c)(14). Pending a decision by the hearing panel, CNET Networks’ common stock will remain listed on The Nasdaq National Market. However, there can be no assurance that the hearing panel will grant the company's request for continued listing.

CNET Networks previously announced that it has not timely filed its Quarterly Report on Form 10-Q for the quarter ended June 30, 2006 in order to address certain accounting matters. In addition, as previously announced, CNET Networks anticipates restating the financial statements for 2003, 2004 and 2005 included in its Annual Report on Form 10-K filed with the SEC on March 16, 2006 and its balance sheet as of March 31, 2006 and may have to restate financial statements for additional periods.

The proposed amendments and waivers require the consent of holders of 70% of aggregate principal amount of the notes outstanding. If the required amount of consents are properly delivered and not revoked prior to the expiration of the consent solicitation, CNET Networks will pay an additional 7.0% per annum in special interest on the notes from and after the expiration date to, but excluding the first anniversary of the closing of the consent solicitation. The special interest will be paid in the same manner that regular interest is paid under the indenture. The consent solicitation will expire at midnight, New York City time, on October 11, 2006, unless the consent solicitation is extended or revoked by CNET Networks. The terms and conditions of the consent solicitation are described in a Consent Solicitation Statement dated September 13, 2006, which is being sent to all holders of record as of September 12, 2006. Requests for additional copies of the Consent Solicitation Statement, the Letter of Consent or other related documents should be directed to D.F. King & Co., Inc., the information and tabulation agent, at (800) 829-6551 (toll-free) or (212) 269-5550 (collect). Questions regarding the consent solicitation should be directed to the Convertibles Sales Department of Banc of America Securities LLC, the solicitation agent, at 800-654-1666 (toll-free) or 212-583-8206 (collect).

CNET Networks also announced that it has entered into a new $60.0 million, 1-year credit agreement with Bank of America, N.A, which replaces the company’s existing credit facility. The company intends to satisfy the conditions precedent to any initial drawdown by September 15, 2006. The borrowings may be drawn down as revolving loans or as term loans. The borrowings are collateralized by security interests in most of the company’s assets, excluding goodwill and certain intangible assets.

This announcement is not a solicitation of consents with respect to any securities. The consent solicitation is being made solely by the Consent Solicitation Statement dated September 13, 2006.

Cautionary Statement Regarding Forward-Looking Statements

The press release contains forward-looking statements concerning the company’s expected restatement of its historical financial statements, its anticipated hearing before a Nasdaq Listing Qualifications Panel and the availability of borrowings under the company’s credit facility. The special committee’s review of the company’s stock options practices and related accounting is ongoing, and the company’s expectation that it will restate its financial statements for 2003, 2004 and 2005 contained in the company’s Annual Report on Form 10-K filed on March 16, 2006 and the company’s balance sheet as of March 31, 2006 is based upon the special committee’s preliminary review of only some of the company’s option grants. The final result of the special committee’s review will depend upon a number of important factors including further analysis of option grants previously reviewed and a review and analysis of other option grants not yet reviewed. Additionally, there can be no assurance concerning the outcomes of the hearing request, the special committee’s review or the effect of the potential acceleration of the notes or concerning the availability of borrowings under the company’s credit facility. Forward-looking statements are made as of the date of this press release and, except as required by law, the company does not undertake an obligation to update its forward-looking statements to reflect future events or circumstances.

About CNET Networks, Inc.

CNET Networks is a global media company with some of the most important and valuable brands on the Web targeting passionate audiences. The company's brands -- such as CNET, GameSpot, TV.com, MP3.com, Webshots, BNET and ZDNet -- serve the technology, games and entertainment, business, and community categories. CNET Networks was founded in 1993 and has always been "a different kind of media company" creating engaging media experiences through a combination of world-class content and technology infrastructure.

CONTACT: CNET Networks, Inc.
Gloria Lee, 415-344-2975 (Investor Relations)
Gloria.Lee@cnet.com